Exhibit 24.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Intasys Corporation of our report dated February 21, 2002 relating to the financial statements of Intasys Corporation, which appears in the Intasys Corporation Annual Report on Form 20-F for the year ended December 31, 2001.

/s/ Pricewaterhouse Coopers LLP

Montreal, Quebec
January 27, 2003